EXHIBIT 10.26

HAUSER, INC.

1992 INCENTIVE STOCK OPTION PLAN

Article 1 — Purpose

This 1992 Incentive Stock Option Plan (the “Plan”) is intended to provide incentives to key employees of HAUSER, INC. (the “Company”), and its present and future subsidiaries [as defined in Section 425(f) of the Internal Revenue Code of 1986, as amended (the “Code”)], by providing them with opportunities to purchase stock in the Company pursuant to the exercise of options.  The Company intends options granted under the Plan to be “incentive stock options” complying with, and subject to, the terms and conditions of Section 422A of the Code; and therefore, this Plan shall be interpreted in accordance with that Section of the Code and the rules and regulations promulgated from time to time under that Section, or other related sections of the Code.

Article 2 — Administration of the Plan

The Plan shall be administered by a committee appointed by the Board of Directors of the Company (the “Committee”).  The Committee shall consist of not less than two members of the Company’s Board of Directors, which members shall be “disinterested persons”, as that term is defined is Rule 16b-3, as in effect from time to time, under the Securities Exchange Act of 1934, as amended.  The Board of Directors may from time to time remove members from, or add members to, the Committee.  Vacancies on the Committee, however caused, shall be filled by the Board of Directors.  The committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine.  Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

The interpretation and construction of any provision of the Plan and the adoption of rules and regulations for administering the Plan will be made by the Committee, subject, however, at all times to the final jurisdiction which shall rest in the Board.  Determinations made by the Committee and approved by the Board with respect to any matter or provision contained in the Plan will be final, conclusive and binding upon the Company and upon all participants, their heirs or legal representatives.  No member of the Board of Directors or the committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.  No member of the Committee shall be eligible to participate in the Plan while serving as a member of the Committee.

Article 3 — Eligible Persons

Options may be granted only to officers and other key employees of the Company or its subsidiaries (as defined in Section 425(f) of the Code).  The granting of any option to a person shall neither entitle that person to, nor disqualify him from, participation in any other grant of options pursuant to this Plan or any other plans.  Directors who are not employees or officers of the Company or its subsidiaries are not eligible to receive option under the Plan.

Article 4 — Stock

The stock subject to the options granted under this Plan shall be either shares of the Company’s authorized but unissued shares of Common Stock, $.001 par value, or shares of Common Stock reacquired by the Company (“Common Stock”).  The maximum number of shares that are hereby reserved for issuance, and may be issued pursuant to this Plan, is 200,000, subject to adjustment as provided in Article 13.  In the event that any option granted under the Plan shall expire, terminate or be cancelled for any reason without having been exercised in full, or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares, to the extent that the option ceases to be exercisable, shall be available again under the Plan.

Article 5 — Grant of Options

Options may be granted to eligible persons for any number of shares, and at any time during the term of the Plan, as the Board shall determine, except that the aggregate fair market value (determined at the time the option is granted) of shares with respect to which options become exercisable for the first time during any calendar year (under the Plan and all other incentive stock option plans of the Company and its parent and subsidiary corporations) shall not exceed $100,000.

Article 6 — Minimum Price of Options

The price-per-share specified in each option granted under the Plan shall not in any event be less than 100% (or 110% in the case of a 10% shareholder as defined in Section 422A(b)(6) and related sections of the Code) of the fair market value per share of Common Stock on the date the option is granted.

Article 7 — Duration of Options

Subject to termination earlier as provided in Articles 9 and 10, each option shall expire on the date specified by the Board, but not more than ten (10) years (or five (5) years in the case of a 10% shareholder as defined in Section 422A(b)(6) and related sections of the Code) from its date of grant.  The Board may extend the term of any previously granted option if that option, as extended, expires less than ten (10) years (or five (5) years, in the case of a 10% shareholder as so defined) from its original date of grant as provided above.

Article 8 — Exercise of Options

Subject to the provisions of Articles 9 through 12, each option granted under the Plan shall be exercisable as follows:

(a)

The option either shall be exercisable fully at the time of grant or shall become exercisable in installments, as the Board determines.  Installments may be cumulative or noncumulative, as the Board determines.

(b)	Once an installment becomes exercisable, it shall remain exercisable until expiration or termination of the option, unless specified otherwise by the Board.

(c)	Each option may be exercised from time to time, in whole or in part, for no more than the total number of shares available for exercise.

(d)	The Board may accelerate the date of exercise of any installment for any reason.

Article 9 — Termination of Employment

Whenever an optionee ceases to be employed by the Company or any subsidiary for any reason other than death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code), his options shall terminate on the date he ceased to be so employed, and no further installments of those options will become exercisable.  The Board may, in its sole discretion, allow the exercise of options, but only to the extent they were exercisable at the time of termination of employment, for a period of up to one (1) month after the termination of employment (but not later than the specified expiration date).  The Board shall determine conclusively whether authorized leaves of absence or absence on military or governmental service may constitute employment for the purposes of the Plan.  Nothing in the Plan, or in any option granted under the Plan, shall be deemed to give any optionee the right to continue in the employ of the Company or any of its subsidiaries or shall be deemed to interfere in any way with the right of the Company to terminate any optionee’s employment at any time and for any reason.  Options granted under the Plan shall not be affected by any change of employment among the Company and its subsidiaries so long as the optionee continues to be an employee of the Company or one of its subsidiaries.

Article 10 — Disability; Death

(a)

If an optionee becomes disabled (within the meaning of Section 22(e)(3) of the Code), his options may be exercised to the extent that they were exercisable on the date he ceased to be employed by the Company or any subsidiary for a period of six (6) months from the date of termination of employment (but not later than its specified expiration date).

(b)

If an optionee dies while employed by the Company or during the one-month period referred to in Article 9 or the six-month period referred to above in this Article 10, his options may be exercised to the extent that they were exercisable on the date of his death or cessation of his employment, whichever occurred first, by his estate, or duly appointed representative, or beneficiary who acquires the options by will or by the laws of descent and distribution, but no further installments of his options will become exercisable and each of his options shall terminate on the first anniversary of the date of his death (but not later than the specified expiration dates).

Article 11 — Assignability

No option shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution and, during the lifetime of the optionee, each option shall be exercisable only by him.

Article 12 — Terms and Conditions of Options

Options shall be evidenced by instruments, which need not be identical, in such form as the Board approves.  Those instruments shall conform to the terms and conditions set forth in Articles 6 through 11 and may contain any other provisions not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of options granted under the Plan, as the Board deems advisable, if those provisions would not cause any option to fail to qualify as an incentive stock option under Section 422A of the Code.  The Company shall not be obligated to deliver any shares unless and until in the opinion of the company’s counsel, all applicable federal, state, and other laws and regulations have been complied with.  Without limiting the generality of the foregoing, the Company may require from the optionee any investment representation, restrictive legend on any stock certificate or other agreement that counsel for the Company considers necessary in order to comply with the Securities Act of 1933.

Article 13 — Adjustments

(a)	Upon the happening of any of the following described events (the “Events of Adjustment”), an optionee’s rights under options granted under this Plan shall be adjusted as provided below:

(1)

If the Company shall, at any time prior to the termination date of the Plan, change its Common Stock into a greater number of shares of stock through a stock dividend or split-up of shares, the number of shares of Common Stock deliverable with respect to each payment of the specified option price per share in connection with each exercise of an option after the record or effective date of such stock dividend or split-up of shares shall be proportionately increased.  Conversely, if the Common Stock shall, at any time within such period, be combined into a smaller number of shares of stock through a reverse stock split, the number of shares of Common Stock deliverable with respect to each payment of the specified option price per share in connection with the exercise of an option after the record or effective date of such combination of shares shall be proportionately reduced.

(2)

If within the duration of an option there shall be a corporate merger, consolidation, acquisition of assets, or other reorganization and if such transaction shall affect the optioned stock, the employee shall thereafter be entitled to receive upon exercise of his option those shares or securities that he would have received had the option been exercised prior to such transaction and the employee had been a stockholder of the Company with respect to such shares.

(b)

Upon the happening of any of the Events of Adjustment, the class and aggregate number of shares set forth in Article 4 of this Plan that are reserved for issuance pursuant to the Plan, or are subject to options that previously have been or hereafter may be granted under the Plan, also shall be adjusted appropriately to reflect the Events of Adjustment.

(c)	The Board shall determine the adjustments to be made under this Article 13, and its determination shall be conclusive and binding on all interested parties.

(d)

Notwithstanding anything in this Plan to the contrary, in connection with any corporate transaction to which Section 425(a) of the Code is applicable, there may be a substitution of a new option for an old option granted under this Plan or an assumption of an old option granted under this Plan.  Any optionee who has a new option substituted for an old option granted under this Plan shall, in connection with the corporate transaction, lose his rights under the old option.  Nothing in the terms of the assumed or substituted option shall confer on the optionee more or less favorable benefits than he had under the old option.

Article 14 — Exercise of Options

An option (or any part or installment of an option) shall be exercised by giving written notice to the Company at its principal office address, identifying the option being exercised, specifying the number of shares for which it is being exercised, and accompanied by full payment of the purchase price either (1) in United States Dollars, in cash or by certified or bank check, or (2) in shares of Common Stock of the Company owned by the optionee having a fair market value on the business day immediately preceding the day on which the option is exercised equal to, or a fraction of a share less than, the purchase price, or (3) in a combination of Common Stock and Dollars.  Unless the Board determines otherwise, the holder of an option shall not have any rights of a shareholder with respect to the shares covered by his option until the issuance of a stock certificate to him for his shares.  Unless the Board determines otherwise, no adjustment will be made for dividends or similar rights when the record date occurs after the exercise of the option but prior to the date the stock certificate is issued.  In no case may a fraction of a share be purchased, or issued under the Plan.

Article 15 — Termination and Amendments to Plan

The Plan was adopted by the Board of Directors in May 1991, will become effective upon shareholder approval at the next annual meeting of the Company.  The Plan will expire ten (10) years thereafter (except as to options outstanding on that date).  The Board may terminate, or amend, the Plan in any respect at any time, except that, without the approval of the shareholders, (a) the total number of shares that may be issued under the Plan may not be increased (except by adjustment pursuant to Article 13); (b) the provisions of Article 3, regarding eligibility, may not be modified, (c) the provisions of Article 6, regarding the exercise price at which shares may be offered pursuant to options, may not be modified (except by adjustment pursuant to Article 13); and (d) the expiration date of the Plan may not be extended.  However, no action of the Board, or shareholders, may, without the consent of an optionee, impair substantially his rights under any option granted to him previously, and no amendment may cause any options granted previously, or to be granted, under the Plan to cease to qualify as incentive stock options in accordance with the terms and conditions of the Plan.

Article 16 — Governmental Regulation

The Plan and the grant and exercise of options under it, and the Company’s obligation to sell and deliver shares of the Company’s Common Stock under those options, shall be subject to all applicable laws (including tax laws), rules and regulations.